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CNS Response Announces Leadership Change

George Carpenter named CEO,
Daniel Hoffman, MD, named President and Chief Medical Officer

Costa Mesa, CA -- April 16, 2009 -- CNS Response, Inc. (OTCBB: CNSO) today announced the election by its Board of Directors of George Carpenter, currently President of the company, to the position of Chief Executive Officer. Daniel Hoffman, MD, will assume the position of President and Chief Medical Officer. Len Brandt, the company’s founder and original CEO, will remain on the Board of Directors.

“With the completion of our major clinical trial nearing, the company is implementing its plans to commercialize its Referenced-EEG® technology,” said CNS Response CEO George Carpenter. “We’re now at the point where a strong, focused team is essential to bringing this product to market and creating value for shareholders.”

Carpenter, who joined CNS Response in October of 2007 as President and COO, is experienced in running data-driven healthcare businesses. He has been the CEO of two private companies and one publicly traded company, the result of his management buyout of Health Data Institute, a division of Baxter Healthcare. Between 1990 and 2001, he grew the company (as CORE Inc.) to become a market leader in integrated health and productivity management for large employers, before its acquisition by Fortis, NV. Carpenter then engineered the turnaround of WorkWell Systems, a privately held employee health testing and physical medicine firm based in Orange County, CA. An Ernst & Young Entrepreneur of the Year finalist and winner of ABL’s Innovation in Healthcare award, Carpenter has worked extensively with major healthcare providers, pharmaceutical companies, device manufacturers, and payers.

As Chief Medical Officer since January 2008, Daniel Hoffman, MD, is principally responsible for the oversight and implementation of the randomized depression effectiveness trial, currently underway and in its final stage of recruitment at 14 academic and commercial sites. His 30 years of experience as a leading neuropsychiatrist, 15 years focusing on clinical application of Quantitative EEG, and more recently Referenced-EEG, among many other innovative psychiatric interventions, will be important in the company’s next phase of growth.

Dr. Hoffman has a Bachelor of Science in Psychology from the University of Michigan, an MD from Wayne State University School of Medicine, and did his Residency in Psychiatry at the University of Colorado Health Sciences Center, where he was Chief Resident his senior year. He has presented to numerous national and international meetings and has authored over 40 publications in peer reviewed scientific journals. He is also a contributing editor for four leading national peer reviewed journals in the field of psychiatry, neuropsychiatry and use of

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CNS Response Announces Leadership Change

Quantitative EEG.  Hoffman said: "This is an extremely exciting time for CNS Response as we prepare ourselves to concentrate on the next phase in the development and implementation of Referenced-EEG, which I believe has the potential to change the face of psychiatry as we know it."

On behalf of the CNS Response Board of Directors, David Jones, Managing Partner of SAIL Venture Partners, said, “Len Brandt is a brilliant and visionary entrepreneur in the medical industry. He has laid a sound scientific and technical foundation for George and his team to execute upon. We look forward to Len’s continuing contributions to the company as a member of the Board.”

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces an rEEG® report providing a psychiatrist with guidance to personalize a medication regimen for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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